Exhibit 10.1

ARTHUR W. WOOD COMPANY, INC.

ARTHUR WOOD INVESTMENT ADVISORS

May 27, 2009

This letter (this “Agreement”) sets forth the terms by which Novadel Pharma Inc. (the “Company”) retains Arthur W. Wood Company, Inc. (“AWW”) as a non-exclusive financial advisor for the purposes of selling securities in the Company.

1.         The Advisory. AWW hereby agrees to assist the Company in seeking capital (the “Placement”).

2.         Compensation. In consideration of AWW’s services, the Company hereby agrees to pay to AWW upon closing of the transaction a fee equal to three percent (3%) of the aggregate value of all cash, securities (whether debt or equity) and other property paid or payable in the Placement. Each fee is payable within 2 business days of Novadel Pharma Inc. receiving payment from investor. Each fee shall be based upon the amount of that particular investment alone. AWW agrees to pay its own expenses.

3.         Indemnification. The Company and AWW hereby agree to the terms and conditions of the Indemnification Agreement attached hereto as Appendix A and incorporated herein by reference.

4. Termination. The Agreement shall be for a period of two months from the date of execution of this Agreement. In the event that this Agreement terminates, AWW will be entitled to fees set forth in section 2 of the Agreement (“Compensation”), with respect to any financing transaction (whether equity, debt or a combination) with investors introduced to the Company provided that it is consummated within twelve (12) months following the termination of the Agreement.

5.         Due Authorization. Each of the parties represents that it is duly authorized to execute and perform this Agreement. AWW represents and warrants that at all times relevant hereto AWW holds and will continue to hold all necessary state, federal and local licenses and approvals required for it to lawfully discharge their obligations hereunder.

6.         Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be the same agreement.

7.         Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of Massachusetts governing contracts made and to be performed in such state without giving effect to the principles of conflicts of laws.

8.         Miscellaneous. This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof and supersedes and cancels any prior communications, understandings and agreements between the parties. Neither this Agreement nor its substance shall be disclosed except to those who are in a confidential relationship with the Company or where the same is required by law. This Agreement may not be amended, nor may any of its provisions be waived, except by written agreement signed by both parties. This Agreement shall be binding upon and inure to the benefit of any successors and assigns of the Company and AWW. As verification that potential investors were introduced to the Company by AWW, AWW will provide the Company with a list and description of potential investors, via e-mail, and update the list when new potential investors are identified.

If the foregoing is in accord with your understanding of our agreement, please sign in the space provided on the duplicate original hereof and return such executed duplicate to AWW whereupon it shall constitute our binding agreement.

Very truly yours,

Arthur W. Wood Company, Inc.

By: /s/ Paul F. Testa
Paul F. Testa

Its: President

June 15, 2009

Novadel Pharma Inc.

By: /s/ Steven B. Ratoff
Its: Chief Executive Officer

Appendix A

INDEMNIFICATION AGREEMENT

Appendix A to the Agreement (the “Agreement”) dated June 15, 2009 by and between Novadel Pharma Inc. (the “Company”) and Arthur W. Wood Company, Inc. (“AWW”).

The Company agrees to indemnify and hold AWW and its affiliates, control persons, directors, officers, advisors, representatives, employees and agents (each an “Indemnified Person”) harmless from and against all losses, claims, damages, liabilities, costs or expenses, including those resulting from any threatened or pending investigation, action, proceeding or dispute, whether or not AWW or any such other Indemnified Person is a party to such investigation, action, proceeding or dispute, arising out of AWW entering into or performing services under the Agreement, or arising out of any matter including, without limitation, any material misstatement or omission of a material fact in any information provided by the Company to AWW or any prospective investor referred to in the Agreement. This indemnity shall also include AWW and/or any such other Indemnified Person’s reasonable attorneys’ and accountants’ fees and out-of-pocket expenses incurred in connection with such investigation, actions, proceedings or disputes, which fees and expenses shall be periodically reimbursed to AWW and/or to any such other Indemnified Person as they are incurred; provided, however, that the indemnity set forth herein shall not apply where AWW acted in a negligent manner or engaged in bad faith or gross misconduct in the performance of its services hereunder which gave rise to the loss, claim, damage, liability, cost or expense sought to be recovered hereunder (but pending any such final determination, the indemnification and reimbursement provisions herein above set forth shall apply and the Company shall perform its obligations hereunder or reimburse AWW and/or such other Indemnified Person periodically for its, his or their fees and expenses as they are incurred). In the event of such final judicial determination, the Company shall be entitled to recover from AWW and/or such other Indemnified Person the fees and expenses paid on behalf of such Indemnified Person pursuant to this indemnification obligation. The Company also agrees that neither AWW nor any Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for, or in connection with, any act or omission to act by AWW as a result of its engagement under the Agreement, except for any such liability for losses, claims, damages, liabilities or expenses incurred as a result of AWW’s negligence or misconduct.

If for any reason the foregoing indemnification is unavailable to AWW or any such other Indemnified Person or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by AWW or any such other Indemnified Person as a result of such loss, claim, damage, liability, cost or expense in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand, but also the relative fault of the Company and AWW or any such other Indemnified Person on the other hand, as well as any relevant equitable considerations; provided that in no event will the aggregate contribution by AWW and any such other Indemnified Person hereunder exceed the amount of fees actually received by AWW pursuant to the Agreement; provided, further, that in no event will the Company be required to contribute any amount if AWW acted in a negligent manner or engaged in bad faith or gross misconduct in the performance of its services hereunder which gave rise to the loss, claim, damage, liability, cost or expense for which contribution is sought. The reimbursement, indemnity and contribution obligations of the Company herein above set forth shall be in addition to any liability which the Company may otherwise have and these obligations and the other provisions hereinabove set forth shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, AWW and any other Indemnified Person.

The terms and conditions herein above set forth in this Exhibit A shall survive the termination or expiration of the Agreement and shall continue indefinitely thereafter.

Novadel Pharma Inc.

By: /s/ Steven B. Ratoff

Its: Chief Executive Officer

Arthur W. Wood Company, Inc.

By: /s/ Paul F. Testa

Its: Chief Executive Officer

Contact Information:	Contact Information:

Arthur W. Wood Company, Inc. 50 Congress Street, Suite 300 Boston, MA 02109-4069 Main Office 617.542.0500	Novadel Pharma Inc. 25 Minneakoning Road Flemington, NJ 08822 Phone: 908.782.3431

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